Exhibit 10.4

AMENDMENT NO. 5 TO THE CYTODYN INC.

2012 EQUITY INCENTIVE PLAN

Dated: June 16, 2020

Pursuant to Article 12 of the 2012 Equity Incentive Plan (the “Plan”) of CytoDyn Inc., the Board of Directors hereby amends the Plan as follows:

1. Section 13.9 of the Plan is hereby amended in its entirety to read as follows:

13.9    Governing Law. Except with respect to references to the Code or federal securities laws, the Plan and all actions taken thereunder will be governed by and construed in accordance with the laws of the state of Delaware, without regard to principles of conflict of laws.

2. Sections 6.8 and 8.7 of the Plan are deleted in their entirety.

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 5 as evidence of its adoption by the Board of Directors of the Company on the date set forth above.

CytoDyn Inc.

By:	/s/ Arian Colachis
General Counsel and Secretary